Exhibit 99.1

Contact:	Tom Frank, CFO
(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES REDEMPTION AND

TERMINATION OF ITS STOCKHOLDER RIGHTS PLAN

West Chester, PA, September 7, 2005—Nobel Learning Communities, Inc. (NASDAQ:NLCI), a leading for-profit provider of education and school management services for the preschool through 12th grade market, today reported that, as part of the Board’s continuing efforts to employ “best practices” in corporate governance, it will redeem and terminate its Stockholder Rights Plan by November 30, 2005.

On September 6, 2005, the Nobel Learning Communities, Inc. Nominating and Corporate Governance Committee recommended to the full Board of Directors that the Stockholder Rights Plan first adopted by the Board of Directors on May 16, 2000, and subsequently amended, be repealed. The full Board unanimously approved the Committee’s resolution and instructed and authorized the Officers of the Corporation to take any and all actions necessary to redeem and terminate the Stockholder Rights Plan in due course, but in any event, to be completed no later than November 30, 2005.

Dr. Terry Crane, Chairman of the Board of the Company commented: “In our continuing quest to effectuate good corporate governance, we are reviewing many of the Company’s corporate governance practices, policies and plans. The vast majority of the Company’s current Board and management team were not with the Company when the Stockholder Rights Plan was adopted. Our belief is that the Stockholder Rights Plan, in the form that was adopted in 2000, does not appropriately support the Company’s objective to enhance long term stockholder value.”

Nobel Learning Communities, Inc. operates in 13 states, consisting of private pay preschools, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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